As Filed With the Securities and Exchange Commission on July 15, 2014

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMSURG CORP.
(Exact name of registrant as specified in its charter)

Tennessee	62-1493316
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

20 Burton Hills Boulevard Nashville, Tennessee	37215
(Address of Principal Executive Offices)	(Zip Code)

AMSURG CORP. 2014 EQUITY AND INCENTIVE PLAN
(Full Title of Plan)

Claire M. Gulmi
AmSurg Corp.
20 Burton Hills Boulevard
Nashville, Tennessee 37215
(615) 665-1283
(Name, address and telephone number of Registrant’s agent for service)

Copy to:

J. James Jenkins Jr., Esq.
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [X]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [ ]

(do not check if you are a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	2,091,599 (2)	$46.83	$97,939,123.18	$12,614.56

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) The following table sets out the source and number of shares to be offered and sold under the AmSurg Corp. 2014 Equity and Incentive Plan (the “2014 Plan”) including shares originating from the AmSurg Corp. 2006 Stock Incentive Plan, as amended (the “2006 Plan”) and shares issued under the AmSurg Corp. 1997 Stock Incentive Plan, as amended (the "1997 Plan"):

Source of Shares	Governing Plan	Number of Shares
Shares recently approved at the Company’s May 20, 2014 shareholder meeting not previously registered:	2014 Plan	1,174,870
Shares previously registered that were granted under the 2006 Plan and the 1997 Plan, but which are subsequently forfeited, expire unexercised, or are settled in cash under the terms of the 2006 Plan and 1997 Plan and are subject to reissuance under the 2014 Plan	2006 Plan	796,105
	1997 Plan	120,624
Total:		2,091,599

(3)
Pursuant to Rule 457(c) and (h)(1) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Common Stock ($46.83) on the NASDAQ Stock Market on July 11, 2014.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
AmSurg Corp., a Tennessee corporation (the “Registrant” or the “Company”) has sent or given or will send or give documents containing the information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) to participants in the 2014 Plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the SEC, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (filing date February 26, 2014);

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 (filing date May 1, 2014);

(3)	The Registrant’s Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2014 (filing date May 2, 2014);

(4)
The Registrant’s Current Reports on Form 8-K filed on February 4, 2014, March 7, 2014, May 21, 2014, June 2, 2014, June 18, 2014, June 23, 2014, June 23, 2014, June 27, 2014, June 30, 2014, July 2, 2014, July 2, 2014 and July 2, 2014; and

(5)	The description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 10, filed with the SEC on March 11, 1997.

Except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.
Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or the accompanying prospectus.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
The Tennessee Business Corporation Act (the “TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, the person reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, the person reasonably believed that the person’s conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe the person’s conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by the officer or director; or (c) such officer or director breached the officer’s or director’s duty of care to the corporation.
The charter and bylaws require the Registrant to indemnify its directors and officers to the fullest extent permitted by law with respect to all liability and loss suffered and expense reasonably incurred by such person in any action, suit or proceeding in which such person was or is made, or threatened to be made, a party, or is otherwise involved by reason of the fact that such person is or was a director or officer of the Registrant.
In addition, the charter provides that the Registrant’s directors shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of any fiduciary duty as a director of the Registrant, except to the extent such exemption from liability or limitation thereof is not permitted under the TBCA. Under the TBCA, this provision does not relieve the Registrant’s directors from personal liability to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, to the extent such liability arises from a judgment or other final adjudication establishing: (a) any breach of the director’s duty of loyalty; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (c) any unlawful distributions. Nor does this provision eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Tennessee law. Finally, this provision does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.
The Registrant has entered into indemnification agreements with all of its directors providing that it will indemnify those persons to the fullest extent permitted by law against claims arising out of their actions as directors of the Registrant and will advance expenses of defending claims against them. The Registrant believes that indemnification under these agreements covers at least negligence and gross negligence by the directors, and requires the Registrant to advance litigation expenses in the case of actions, including shareholder derivative actions, against an undertaking by the director to repay any advances if it is ultimately determined that the director is not entitled to indemnification.
The Registrant believes that its charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. At present, there is no litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.
The Registrant has in effect an executive liability insurance policy which will provide coverage for its directors and officers. Under this policy, the insurer agrees to pay, subject to certain exclusions (including violations of securities laws), for any claim made against a director or officer of the Registrant for a wrongful act by such director or officer, but only if and to the extent such director or officer becomes legally obligated to pay such claim or the Registrant is required to indemnify the director or officer for such claim.
Item 7. Exemption from Registration Claimed.
None.

Item 8. Exhibits

Exhibit
Number	Description
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form 10/A-4 (filed with the Commission on July 13, 2001)).

4.2	Second Amended and Restated Charter of AmSurg, as amended (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2012).

4.3
Articles of Amendment to the Second Amended and Restated Charter with respect to the 5.250% Mandatory Covertible Preferred Stock, Series A-1 (incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K, dated July 2, 2014).

4.4	Second Amended and Restated Bylaws of AmSurg, as amended (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K, dated May 22, 2012).

4.5
Indenture, dated as of November 20, 2012, among AmSurg Corp., the subsidiary guarantors listed therein and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K, dated November 20, 2012).

4.6
Registration Rights Agreement, dated as of November 20, 2012, among AmSurg Corp., the subsidiary guarantors listed therein, and SunTrust Robinson Humphrey, Inc., acting on behalf of itself and as the representative of the several Initial Purchasers listed therein (incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K, dated November 20, 2012).

5.1	Opinion of Bass, Berry & Sims PLC, counsel to the Registrant.

15	Awareness letter of Deloitte & Touche LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature pages to this Registration Statement).

99.1	AmSurg Corp. 2014 Equity and Incentive Plan (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K, dated May 21, 2014).

Item 9. Undertakings.
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, That:

paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the undersigned registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section15(d) of the Exchange Act (and where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on this 15th day of July, 2014.

AMSURG CORP.

By:	/s/ Christopher A. Holden
Christopher A. Holden
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Christopher A. Holden and Claire M. Gulmi and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher A. Holden	President, Chief Executive Officer and Director (Principal Executive Officer)	July 15, 2014
Christopher A. Holden

/s/ Claire M. Gulmi	Executive Vice President, Chief Financial Officer, Secretary and Director (Principal Financial and Accounting Officer)	July 15, 2014
Claire M. Gulmi

/s/ Steven I. Geringer	Chairman of the Board	July 15, 2014
Steven I. Geringer

/s/ Thomas G. Cigarran	Director	July 15, 2014
Thomas G. Cigarran

/s/ James A. Deal	Director	July 15, 2014
James A. Deal

/s/ Henry D. Herr	Director	July 15, 2014
Henry D. Herr

/s/ Joey A. Jacobs	Director	July 15, 2014
Joey A. Jacobs

/s/ Kevin P. Lavender	Director	July 15, 2014
Kevin P. Lavender

/s/ Cynthia S. Miller	Director	July 15, 2014
Cynthia S. Miller

/s/ John W. Popp, Jr., M.D.	Director	July 15, 2014
John W. Popp, Jr., M.D.

EXHIBIT INDEX

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form 10/A-4 (filed with the Commission on July 13, 2001)).

4.2	Second Amended and Restated Charter of AmSurg, as amended (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2012).

4.3
Articles of Amendment to the Second Amended and Restated Charter with respect to the 5.250% Mandatory Covertible Preferred Stock, Series A-1 (incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K, dated July 2, 2014).

4.4	Second Amended and Restated Bylaws of AmSurg, as amended (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K, dated May 22, 2012).

4.5
Indenture, dated as of November 20, 2012, among AmSurg Corp., the subsidiary guarantors listed therein and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K, dated November 20, 2012).

4.6
Registration Rights Agreement, dated as of November 20, 2012, among AmSurg Corp., the subsidiary guarantors listed therein, and SunTrust Robinson Humphrey, Inc., acting on behalf of itself and as the representative of the several Initial Purchasers listed therein (incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K, dated November 20, 2012).

5.1	Opinion of Bass, Berry & Sims PLC, counsel to the Registrant.

15	Awareness letter of Deloitte & Touche LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature pages to this Registration Statement).

99.1	AmSurg Corp. 2014 Equity and Incentive Plan (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K, dated May 21, 2014).